                                                                     EXHIBIT 1.1


             FORM OF DEALER MANAGER AND SOLICITATION AGENT AGREEMENT
             -------------------------------------------------------

                          ALESTRA, S. DE R. L. DE C.V.


                                       and


                        MORGAN STANLEY & CO. INCORPORATED

                    as Dealer Manager and Solicitation Agent

               Offer to Exchange
         Senior Step-Up Notes due 2008                                     Cash Tender Offer for
for all outstanding 12 1/8% Senior Notes due 2006         a portion of outstanding 12 1/8% Senior Notes due 2006
                      and                                                          and
         Senior Step-Up Notes due 2011                    a portion of outstanding 12 5/8% Senior Notes due 2009
for all outstanding 12 5/8% Senior Notes due 2009

and solicitations of consents to amend the indentures for the 12 1/8% Senior Notes due 2006 and the 12 5/8% Senior Notes due 2009


                            ------------------------


                 DEALER MANAGER AND SOLICITATION AGENT AGREEMENT

                          Dated as of February o, 2003

                 DEALER MANAGER AND SOLICITATION AGENT AGREEMENT

                                                              February o, 2003

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

     1. Exchange Offers, Cash Tender Offers and Consent Solicitations. Alestra,
S. de R.L. de C.V., a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico (the "Company"), plans to make exchange offers (such exchange offers, as they may be amended and supplemented, the "Exchange Offers") to exchange all of its outstanding 12 1/8% senior notes due 2006 and 12 5/8% senior notes due 2009 (the "Existing Notes"), for Senior Step-Up Notes due 2008 (the "New 2008 Notes") and Senior Step-Up Notes due 2011 (the "New 2011 Notes" and, together with the New 2008 Notes, the "New Notes"), on the terms and subject to the conditions set forth in the prospectus dated February, 2003 (as the same may be amended or supplemented, the "Prospectus") included in the Company's registration statement on Form F-4 (No. 333-100075) filed with the United States Securities and Exchange Commission (the "Commission") (as such registration statement may be amended or supplemented and including the documents incorporated by reference therein and all financial statements, schedules and exhibits, the "Registration Statement"). Simultaneously with the Exchange Offers, the Company plans to make a cash tender offer for a portion of the Existing Notes on the terms and conditions set forth in the Prospectus (such cash tender offers, as they may be amended and supplemented, the "Cash Tender Offers").

     In conjunction with, and to facilitate the Exchange Offers and the Cash Tender Offers, the Company will solicit consents ("Consents") (such solicitations, as they may be amended and supplemented, the "Solicitations", and the Solicitations, together with the Exchange Offers and the Cash Tender Offers, the "Offers") from the holders of the Existing Notes to certain amendments (the "Proposed Amendments") to the indentures between the Company and U.S. Bank Trust National Association dated as of May 17, 1999 (the "Existing Notes Indentures") pursuant to which such Existing Notes were issued. The Offers will be on the terms and subject to the conditions set forth in the Prospectus and the accompanying exchange offer letter of transmittal and cash tender offer letter of transmittal (as each may be amended or supplemented, the "Letters of Transmittal") attached hereto as Exhibits A, B-1 and B-2, respectively. Each of the Prospectus, the Registration Statement (of which the Prospectus forms a part), the Letters of Transmittal, including any documents incorporated by reference therein, as such documents may be amended or supplemented from time to time, and all documents filed or to be filed with any federal, state, local or foreign governmental or regulatory agency or authority, including the Commission, and any advertisements, press releases or summaries relating to the Offers and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Offers as the Company may use or authorize for use in connection with the Offers are collectively referred to herein as the "Offer Material".

     The New 2008 Notes will be issued pursuant to an indenture, to be dated as of the Settlement Date (as defined in the Prospectus) (the "2008 Notes Indenture"), between the Company and The Bank of New York, as trustee (in such capacity, the "2008 Notes Trustee"). The New 2011 Notes will be issued pursuant to an indenture, to be dated the Settlement Date (the "2011 Notes Indenture" and, together with the 2008 Notes Indenture, the "New Notes Indentures"), between the Company and The Bank of New York, as trustee (in such capacity, the "2011 Notes Trustee" and, together with the 2008 Notes Trustee, the " New Notes Trustees"). An application has been made to list the New Notes on the New York Stock Exchange and the Company intends to apply to list the New Notes on the Luxembourg Stock Exchange. Subject to certain conditions and limitations as set forth in the Prospectus and Letters of Transmittal, a fee equal to 0.25% of the principal amount of the Existing Notes exchanged or tendered pursuant to the Offers will be paid by the Company to certain banks and financial institutions for processing exchanges or tenders of the Existing Notes (the "Processing Fee").

     2. Engagement as Dealer Manager and Solicitation Agent. (a) The Company hereby engages Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") as sole dealer manager in connection with the Offers and sole solicitation agent in connection with the Solicitations (in such capacities, the "Dealer Manager"). On the basis of the representations and warranties and agreements of the Company contained in this Agreement and subject to and in accordance with the terms hereof, as Dealer Manager, you agree, in accordance with your customary practice, to perform in connection with the Offers, those services that are customarily performed by investment banking concerns in connection with similar offers and consent solicitations, including the solicitation of the exchanges, tenders and consents pursuant to the Offers. The performance by you of such services hereunder shall commence on the date of the mailing (the "Commencement Date") of the Prospectus, Letters of Transmittal and related cover letters and documents to each holder of record of the Existing Notes.

     (b) You have been engaged to act as Dealer Manager in connection with the Offers and, in such capacity, you shall act as an independent contractor, not as an agent, with duties owed solely to the Company. In connection with the Offers, no broker, dealer, commercial bank, trust company or other nominee is to be deemed to be acting as your agent or as agent of the Company, and you shall not be deemed to be an agent of the Company, any broker, dealer, commercial bank, trust company or other nominee or any other person. The Company expressly acknowledges that all opinions and advice (written or oral) given by you to the Company in connection with your engagement are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transactions to which such opinions or advice relate.

     (c) You shall have no liability (in tort, contract or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities (each, a "Dealer") (other than yourselves) or any bank or trust company or any other person, and you shall have no liability (in tort, contract or otherwise) to the Company or any other person that solicits exchanges, tenders or consents pursuant to the Offers for any losses, claims, damages or liabilities arising from your own acts or omissions in performing your obligations as Dealer Manager hereunder or otherwise in connection with the Offers, except for any such losses, claims, damages or liabilities finally judicially determined to be attributable primarily to your gross negligence or willful misconduct. In soliciting or obtaining exchanges, tenders or consents, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company, and you, as Dealer Manager, are not to be deemed the agent of the Company or any Dealer, bank or trust company or any other person. The Company acknowledges and agrees that, in your capacity as Dealer Manager, you shall act as an independent contractor, not an agent.

     3. The Offer Material. (a) The Company hereby (i) agrees to furnish you, at its own expense, with as many copies as you may reasonably request of the Prospectus and any amendments or supplements thereto, the Letters of Transmittal and any amendments thereto and any other Offer Material to be used by the Company in connection with the Offers, (ii) authorizes you, as Dealer Manager, to use copies of the Offer Material in connection with the Offers and (iii) acknowledges that the Offer Material has been, or will be, prepared and approved by the Company and are the Company's sole responsibility with respect to its accuracy and completeness.

     (b) The Company agrees that, at a reasonable time prior to using any Offer Material, the Company will furnish to you a reasonable number of copies of such material and will give reasonable consideration to your and your counsel's comments, if any, thereon.

     (c) Prior to and during the period of the Offers, the Company shall inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that requires the making of any change in any Offer Material then being used or would affect the truth or completeness of any representation or warranty contained in this Dealer Manager and Solicitation Agent Agreement (the "Agreement") if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.

     (d) The Dealer Manager hereby agrees that, without the prior consent of the Company (which consent the Company agrees will not be unreasonably withheld or delayed), the Dealer Manager will not hereafter publicly disseminate any written materials or written information to holders of the Existing Notes or any other person for or in connection with the Offers, other than the Offer Material.

     4. Withdrawal. In the event that:

     (a) the Company uses or permits the use of any of the Offer Material or any amendment or supplement thereto and such document (i) has not been submitted to you previously for your and your counsel's comments and your prior approval or
(ii) has been so submitted, and you or your counsel have promptly made comments that have not been reflected in a manner satisfactory to you and your counsel;

     (b) the Company shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein; it being understood that any breach of Section 8(hh) or Section 10(l) shall be deemed material for purposes of this Section 4(b);

     (c) the Offers are terminated or withdrawn for any reason, or any stop order, restraining order, injunction or denial of an application for approval has been issued and not promptly thereafter stayed or vacated with respect to, or any proceeding, litigation or investigation has been initiated that, if adversely determined, could reasonably be expected to have a material adverse effect on the Company's ability to carry out the Offers including, but not limited to, the exchange of the Existing Notes pursuant to any of the Exchange Offers, the payment of amounts pursuant to any of the Cash Tender Offers and the Solicitations, the performance of any of the provisions of this Agreement, the execution, delivery and performance of any of the New Notes Indentures, or the issuance of the New Notes pursuant thereto, or the execution, delivery and performance of indenture supplements with respect to the Existing Notes Indentures to effect the Proposed Amendments (the "Supplemental Indentures");

     (d) except as accurately described in the Prospectus, subsequent to the Commencement Date or, if earlier, the dates as of which information is given in the Prospectus (exclusive of any amendment or supplement thereto), there shall have been (i) any material change in capital stock or cash dividends paid, material increase in consolidated bank or financial debt, material decrease in fixed assets or net revenues, each as specified and subject to the qualifications in the letter or letters referred to in Section 9(c), or (ii) any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Company and its subsidiary, taken as a whole, whether or not arising from transactions in the ordinary course of business, the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Dealer Manager, so material and adverse as to make it impractical or inadvisable to consummate the Offers as contemplated by the Prospectus (exclusive of any amendment or supplement thereto);

     (e) you shall not have received (i) on the Commencement Date the opinions of counsel and comfort letter described in Section 9(a) and 9(c) hereof and (ii) on the Settlement Date (as defined in the Prospectus), bring-down opinions of counsel described in Section 9(a), a bring-down comfort letter as described in
Section 9(c) and certificates of executive officers of the Company as described in Section 9(b) hereof;

     (f) you shall not have received on the Commencement Date, the Settlement Date or any date after the Commencement Date on which the Registration Statement is amended, any of such opinions, letters or certificates or any other documents mentioned elsewhere in this Agreement or they shall not be satisfactory in form or substance to you or your counsel; or

     (g) if at any time from and including the Expiration Date (as defined in the Prospectus) and through and including the Settlement Date (as defined in the Prospectus), you shall not possess either final and unconditional (i) listing approval for the New Notes, subject only to notice of issuance, from the New York Stock Exchange or other "nationally recognized securities exchange" as such term is defined in Section 18 of the Securities Act of 1933, as amended and Rule 146 promulgated thereunder (such exchange, a "Nationally Recognized Securities Exchange"), or (ii) "blue sky" clearance to consummate the Offers at such time to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam;

Then, in each case, you shall be entitled to withdraw as Dealer Manager in connection with the Offers without any liability or penalty to you or any other Indemnified Person (as defined in Section 11 below) and without loss of any right to indemnification or contribution provided in Section 11 or right to the payment of all fees and expenses payable pursuant to Sections 5 and 6 that have accrued to the date of such withdrawal. Fees payable pursuant to Section 5, if any, shall be paid on the date that Existing Notes tendered and not withdrawn are acquired by the Company, pursuant to the Offers. Expenses payable pursuant to Section 6 shall be paid promptly after the date of such withdrawal by the Dealer Manager pursuant to this Section
4. In the event of any such withdrawal by you as the Dealer Manager, for purposes of determining the fees payable pursuant to Section 5, you shall only be entitled to the Success Fee for the principal amount of Existing Notes tendered pursuant to the Offers as of the close of business on the date of such withdrawal that are not subsequently withdrawn and that are thereafter acquired by the Company pursuant to the Offers, and such fees accrued through the date of such withdrawal shall be paid to you on the date such Existing Notes are acquired by the Company; provided that in the event of any withdrawal by the Dealer Manager pursuant to this Section 4, the Dealer Manager shall not be entitled to receive any Success Fee (as defined below) in connection with Existing Notes tendered subsequent to the date of such withdrawal that are thereafter acquired by the Company pursuant to the Offers.

     5. Fees. As compensation for your services hereunder, the Company agrees,
subject to Section 4 hereof, to pay to you a fee of $      for each $1,000 in
principal amount of Existing Notes tendered and not subsequently withdrawn that are thereafter acquired by the Company pursuant to the Offers (such fee, the "Success Fee"). The Success Fee will be payable on the date such Existing Notes are acquired by the Company.

     6. Expenses. In addition to your compensation for your services as Dealer Manager, the Company shall: (a) (i) reimburse brokers and dealers (including yourself), commercial banks, trust companies and other nominees for their reasonable customary mailing and handling expenses incurred in forwarding the Offer Material, as the case may be, to their customers and (ii) pay the "Processing Fee" to banks and financial institutions (each, a "Processor"), which may include the Dealer Manager, provided that, the maximum aggregate amount of total Processing Fees shall not exceed $1,250 per noteholder per series of Existing Notes for which such a Processor processes Existing Notes, which shall be payable as described in the Prospectus; (b) pay all expenses relating to the preparation, filing, printing, mailing and publishing of the Offer Material, the preliminary and final forms of any Blue Sky Survey or other legal surveys for any domestic or foreign jurisdictions necessary in connection with the Offers, and any other material prepared in connection with the Offers;
(c) pay all costs of the preparation, issuance and delivery of the New Notes Indentures and the Supplemental Indentures, including the execution and delivery of the Supplemental Indentures; (d) pay all costs of furnishing such copies of any other Offer Material as may be reasonably requested in connection with the Offers; (e) pay all advertising expenses relating to the Offers; (f) pay all fees and expenses of the Information Agent and the Exchange Agent relating to the Offers (as defined in Section 7 below); (g) pay all fees and expenses (including fees and expenses of counsel) relating to the qualification of the New Notes under securities or Blue Sky laws and in connection with the determination of the eligibility of the New Notes for investment under the laws of such jurisdictions as required for consummation of the Offers, including the reasonable expenses of obtaining any opinion of local counsel required by any international, state securities or equivalent Blue Sky authorities; (h) all fees and expenses of the Company's accountants and fees and expenses of counsel (including local and special counsel) for the Company; (i) all travel, transportation and other expenses incurred by, or on behalf of the Dealer Manager and its representatives (including legal counsel) in connection with the preparation of the Offer Material and the consummation of the Offers; (j) the fees and expenses (including disbursements) of the Dealer Manager's legal counsel incurred in connection with the Offers, the preparation of this Agreement, the New Notes Indentures and the Supplemental Indentures and costs and expenses related to filings required to be made with the National Association of Securities Dealers, Inc. (which fees and expenses will be paid directly to such counsel promptly after delivery of any interim invoices and on the Settlement Date, in the case of their final invoice); (k) any fees and expenses payable in connection with the listing of the New Notes on the New York Stock Exchange and Luxembourg Stock Exchange; and
(l) pay all other fees and expenses reasonably incurred by you pursuant to the terms of the Engagement Letter.

     All payments to be made pursuant to this Section 6 shall be made promptly after the expiration or termination of the Offers (or when required pursuant to Section 4 or Section 6(j)). The Company shall perform its obligations as set forth in this Section 6 and in Section 5 whether or not the Company or any of its subsidiaries or affiliates acquires any Existing Notes pursuant to the Exchange Offers and Cash Tender Offers or receives any Consents pursuant to the Solicitations.

     7. Securities Lists; Depositary; Information and Exchange Agent. (a) The Company will use its best efforts to provide you or cause the trustees under the Existing Notes Indentures and The Depository Trust Company ("DTC") to provide you with copies of the records or other lists showing the names and addresses of, and principal amounts of Existing Notes held by, the holders of Existing Notes as of a recent date and shall, from and after such date, use its best efforts to cause you to be advised from day to day during the pendency of the Offers, such notification consisting of the name and address of the transferor and transferee of any Existing Notes and the date of such transfer.

     (b) The Company has appointed and authorizes you to communicate with DTC in its capacity as depositary (the "Depositary") in connection with the Offers. The Company will instruct the Depositary to advise you at least daily as to such matters relating to the Offers as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request.

     (c) The Company has arranged for D. F. King & Co., Inc. to serve as information (the "Information Agent") in connection with the Offers and, as such, to advise you as to such matters relating to the Offers as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request.

     (d) The Company has arranged for The Bank of New York to serve as exchange agent (the "Exchange Agent") in connection with the Offers and, as such, to advise you as to such matters relating to the Offers as you may reasonably request and to furnish you with any written reports concerning any such information as you may reasonably request.

     8. Representations and Warranties. The Company represents and warrants to you, on each of the Commencement Date, the Expiration Date, the Settlement Date and on the date of any post-effective amendment to the Registration Statement (each, an "Amendment Date") as follows:

     (a) Incorporation and Registration of the Company and its Subsidiary. Servicios Alestra, S.A. de C.V. is the only subsidiary of the Company. Each of the Company and its subsidiary has been duly incorporated and is validly existing as a sociedad de responsabilidad limitada de capital variable in the case of the Company and as a sociedad anonima de capital variable in the case of its subsidiary, each organized under the laws of the United Mexican States, and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement and pursuant to the Offers. Each of the Company and its subsidiary is duly qualified as a foreign corporation to transact business and in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Company and its subsidiary, considered as one entity (a "Material Adverse Effect"). Except as described in the Prospectus, all of the issued and outstanding capital stock of the subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

     (b) Non-Contravention of Existing Instruments. Neither the Company nor its subsidiary is (i) in violation of its charter (escritura constitutiva) or by-laws (estatutos sociales) or (ii) in default (or, with the giving of notice or lapse of time, would be in default) ("Default") under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument (including the New Notes Indentures) to which the Company or its subsidiary is a party or by which any of them may be bound, or to which any of the property or assets of the Company or its subsidiary is subject (each an "Existing Instrument") except for (i) the currently pending Defaults as described in the Prospectus with respect to the Existing Notes and (ii) such other Defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) Corporate Actions. The Offers, the execution, delivery and performance of the New Notes Indentures, the Supplemental Indentures and this Agreement and all other actions by the Company contemplated in the Offer Material and this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and no other corporate proceedings by the Company are necessary to authorize any such actions.

     (d) Authorization of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     (e) The Offering Material; No Material Misstatements. A complete and correct copy of the Offer Material has been furnished to you or will be furnished to you no later than the Commencement Date. The Offer Material, as amended and supplemented from time to time, will comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the Commission thereunder and with all applicable requirements of the laws of those jurisdictions in which solicitations of exchanges or tenders pursuant to the Offers are or will be made. The Registration Statement, when it became effective did not contain, and none of the Offer Material (including the Registration Statement), contains, or at any time during the period from the Commencement Date up to and including the Settlement Date (such period, the "Offer Period") will contain, any untrue statement of a material fact or omits, or at any time during the Offer Period will omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. There is no material fact or information concerning the Company or its subsidiary, or the operations, assets, condition, financial or otherwise, or prospects of the Company or its subsidiary, that has not been disclosed in the Offer Material.

     (f) Non-Contravention of Existing Instruments in Connection with Offers; No Further Authorization or Approvals Required in Connection with the Offers. The Offers, the exchange of Existing Notes pursuant to the Exchange Offers, the payment of amounts with respect to the tendered Existing Notes pursuant to the Cash Tender Offers and the Solicitations, the execution, delivery and performance of the New Notes Indentures and the Supplemental Indentures with respect to the Existing Notes and all other actions by the Company contemplated in the Offer Material, and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in this Agreement,
(i) do not and will not conflict with or violate the charter (escritura constitutiva), by-laws or other organizational documents of the Company or its subsidiary, (ii) do not conflict with or violate any law, regulation, order, judgment or decree applicable to the Company or its subsidiary or by which any property or asset of the Company or its subsidiary is bound, (iii) do not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiary pursuant to, or require the consents of any other party to, any Existing Instrument, and (iv) comply with all applicable requirements of the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, as amended (the "TIA"), applicable state securities or "blue sky" laws, and other applicable laws, and all applicable regulations of the Commission or any Other Agency (as defined below) (including, but not limited to, Sections 10 and 14 of the Exchange Act and Rules 10b-5, 14a-9, 14e-1, 14e-2 and 14e-3 thereunder). As used herein, a "Debt Repayment Triggering Event" means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness in excess of $25,000 (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or its subsidiary. The commencement and consummation by the Company of the Offers and the other transactions by the Company contemplated in the Offer Material (including but not limited to the obligations of the Company to effect payments of principal of, and premium, interest and Additional Amounts (as defined in the New Notes Indentures) on the New Notes in United States dollars free of any liability on the part of any holder thereof), and this Agreement do not and will not require any consent, authorization, approval, order, exemption or other action of, or filing with or notification to, the Commission or any other federal or other governmental agency, authority or instrumentality (each an "Other Agency"), including, but not limited to, any filing of the Indentures and the Supplemental Indentures under the TIA other than

(i) the registration of the New Notes in the Seccion Especial (the "Special Section") of the Registro Nacional de Valores (the "National Registry of Securities") maintained by the Comision Nacional Bancaria y de Valores (the "CNBV"), which registration, in the case of the New Notes, has been applied for and will become effective on or before the Settlement Date, (ii) the filing of certain information as required by the CNBV which required filing or filings will not affect the effectiveness of the registration of the New Notes or (iii) any such consent, authorization, approval, order, exemption, registration, qualification or other action or filing or notification as have already been obtained or made and is in full force and effect.

     (g) Investment Company. The Company is not, nor will be as a result of the consummation of the Offers, an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated by the Commission thereunder, or controlled by an entity required to be registered under the 1940 Act as an "investment company."

     (h) Documents Incorporated by Reference. Any document filed with the Commission and incorporated by reference in the Offer Material or from which information is so incorporated by reference, subsequent to the date of this Agreement and prior to or on the Settlement Date (as defined in the Prospectus), when so filed or becoming effective, as the case may be, shall comply with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder.

     (i) Auditors. PricewaterhouseCoopers (the "Company Auditors"), the accountants who have certified or shall certify the financial statements of the Company included, to be included or incorporated by reference in the Prospectus are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act.

     (j) Financial Statements. The financial statements of the Company and its subsidiary and the related notes and schedules included or incorporated by reference in the Prospectus fairly present and will fairly present the consolidated financial condition of the Company and its subsidiary on a consolidated basis as of the dates indicated, and the results of operations and changes in financial position of the Company and its subsidiary on a consolidated basis for the periods therein specified, in each case, in conformity with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise expressly stated therein). Such financial statements have been prepared in conformity with generally accepted accounting principles as in effect in Mexico ("Mexican GAAP"), applied on a consistent basis throughout the periods involved. The reconciliations of certain of such statements to generally accepted accounting principles in the United States ("U.S. GAAP") have been prepared in accordance with U.S. GAAP consistently applied. The financial data set forth in the Prospectus under the captions "Summary -- Summary Consolidated Financial Data" fairly present the information set forth therein on a basis consistent with that of the audited financial statements contained in the Prospectus.

     (k) Accounting Controls. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as in effect in Mexico and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (l) Capitalization and Other Capital Stock Matters. As of September 30, 2002, or any subsequent date as of which the capitalization is expressed in any amendments of the Prospectus, on a consolidated basis, after giving pro forma effect to the consummation of the Offers, the Company would have an authorized and outstanding capitalization as set forth in the Prospectus under the caption "Capitalization". All of the outstanding equity interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable securities laws. None of the outstanding equity interests were issued in violation of any preemptive rights, rights of first refusal or other rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any equity interests of the Company or any of its subsidiaries other than those accurately described in the Prospectus.

     (m) Insurance. The Company and its subsidiary, taken as a whole, have not sustained, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or otherwise, other than as described in the Prospectus.

     (n) No Material Adverse Change. Since the respective dates as of which information is given in the Prospectus and as of the date hereof, there has not been any decrease in the capital stock or any material increase in the debt of the Company or its subsidiary or any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Company and its subsidiary, taken as a whole, other than as set forth in the Prospectus.

     (o) Effectiveness; No Stop Orders. The Registration Statement has become effective; no stop order, restraining order, injunction or denial of an application for approval has been issued, and no proceedings, litigation or investigations have been initiated or threatened, by or before the Commission or any Other Agency (including any court) of the United States, the State of New York or Mexico with respect to the commencement or consummation of either the Offers or the execution, delivery or performance of this Agreement.

     (p) No Material Actions or Proceedings. Except as otherwise disclosed in the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the Company's knowledge, threatened against or affecting the Company, its subsidiary or any property owned or leased by the Company or its subsidiary which, if determined adversely, could reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of any of the transactions contemplated by this Agreement or the Offer Material.

     (q) Supplemental Indentures. Each of the Supplemental Indentures has been duly qualified under the TIA and has been duly and validly authorized by the Company and may be entered into upon the consent of holders of a majority of the outstanding principal amount of such Existing Notes as of the record date for the Solicitations (the "Requisite Consents"), pursuant to the provisions of the Existing Notes Indentures. Upon such execution and delivery thereof, and on the Settlement Date, such Supplemental Indentures will have been duly and validly authorized, executed and delivered by the Company and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium, or similar laws relating to or affecting creditors' rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     (r) New Notes Indentures. Each of the New Notes Indentures has been duly qualified under the TIA and has been duly and validly authorized by the Company and, at the Settlement Date, will have been duly executed and delivered by the Company and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium, or similar laws relating to or affecting creditors' rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     (s) New Notes. The New Notes to be exchanged for Existing Notes pursuant to the Exchange Offers are in the form contemplated by the relevant New Notes Indenture, have been duly authorized for issuance and exchange pursuant to the Offer Material and the relevant New Notes Indenture and, at the Settlement Date, will have been duly executed by the Company and when authenticated in the manner provided for in the relevant New Notes Indenture and delivered, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors' rights generally and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     (t) Description of the New Notes and the New Notes Indentures. The New Notes and the New Notes Indentures will conform in all material respects to the respective descriptions thereof contained in the Offer Material.

     (u) Description of Proposed Amendments. The Proposed Amendments set forth in the Supplemental Indentures when executed and delivered will conform in all material respects to the description thereof in the Offer Material.

     (v) Taxes. The Company and its subsidiary have filed all necessary income, franchise value added and other tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. The Company has made adequate charges, accruals and reserves in the applicable financial statements of the Prospectus in respect of all income and franchise taxes for all periods as to which the tax liability of the Company or its subsidiary has not been finally determined.

     (w) Sufficient Funds. The Company has, or has arranged for the borrowing of, sufficient funds (and authority to use such funds under applicable law), which, together with funds presently available or committed to it, will enable the Company to pay, and the Company hereby agrees that the Company will pay promptly, in accordance with the terms and subject to the conditions of the Offers as set forth in the Offer Materials and this Agreement, (i) the full purchase price (and related costs) of the Existing Notes pursuant to the Offers,
(ii) the consent fee relating to the Solicitation and (iii) all related fees and expenses, including, but not limited to, fees and expenses payable hereunder.

     (x) Intellectual Property. The Company and its subsidiary own, license, have the right to use or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, "Intellectual Property Rights") reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would have a Material Adverse Effect. Neither the Company nor its subsidiary has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would have a Material Adverse Effect.

     (y) Permits. Except as otherwise described in the Prospectus, the Company and its subsidiary possess such valid and current certificates, authorizations, concessions or permits (including without limitation, the long distance, local and wireless concessions) issued by the appropriate regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor its subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, concession or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

     (z) Environmental Liabilities. Except as otherwise disclosed in the Prospectus, the operations of the Company and its subsidiary are in compliance with all environmental laws, rules, regulations and orders of Mexico and the United States, except for any noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (aa) Stamp Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery or performance of this Agreement or the consummation of the Offers as contemplated by the Offer Material.

     (bb) No Immunity. Neither the Company nor its subsidiary nor any of their properties or assets has any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

     (cc) Labor and Employment Matters. No labor problem or dispute with the employees of the Company or its subsidiary exists or, to the best of the Company's knowledge, is threatened or imminent, except as described in the Prospectus (exclusive of any amendment or supplement thereto) and except where such labor problems, disputes or disturbances would not individually or in the aggregate have a Material Adverse Effect on the Company and its subsidiary, taken as a whole.

     (dd) Title to Properties. The Company and its subsidiary have good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in clause (j) above (or elsewhere in the Prospectus), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except (i) as described in the Prospectus, (ii) such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed or be made of such property by the Company or its subsidiary. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or its subsidiary.

     (ee) Withholding Tax. Payments by the Company in respect of the Offers, the New Notes Indentures and this Agreement will be made subject to withholding or deduction for or on account of any present taxes, duties, compulsory loans, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or any political subdivision or authority thereof or therein having power to tax only as described in the Prospectus.

     (ff) No Required Filing. To ensure the legality, validity, enforceability or admissibility into evidence of the Supplemental Indentures, the New Notes, the New Notes Indentures and this Agreement in Mexico, it is not necessary that any such document be submitted to, filed or recorded with any court or other authority in Mexico or that any tax, imposition or charge be paid in Mexico on or in respect of any such document provided, however, that in the event that any legal proceeding is brought before a court in Mexico, the party initiating such proceeding must submit to such court a Spanish translation of any document referred to in any pleading involved in such proceeding and such transaction is to be prepared by a court-approved translator and approved by the court after giving the defendant the opportunity to contest the accuracy of the translation

     (gg) No Required Obligation. It is not necessary under the laws of Mexico that any of the holders of the New Notes be licensed, qualified or entitled to carry on business in Mexico solely by reason of the execution, delivery, performance or enforcement of the Supplemental Indentures, the New Notes, the New Notes Indentures or this Agreement.

     (hh) Qualification Conditions. As of the Expiration Date and Settlement Date only, either (i) the New Notes have been duly authorized for listing, subject only to notice of issuance, on the New York Stock Exchange or other Nationally Recognized Securities Exchange or (ii) the Company has obtained final and unconditional "blue sky" clearance to consummate the Offers to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam.

     Any certificate signed by any officer of the Company and delivered to the Dealer Manager or counsel for the Dealer Manager in connection with the Exchange Offer shall be deemed a representation and warranty by the Company as to matters covered thereby to the Dealer Manager.

     9. Opinions of Counsel; Officers Certificates; Comfort Letters. On the Commencement Date, and the Settlement Date, the Company will deliver to you (a) opinions of Milbank, Tweed, Hadley & McCloy LLP and Sanchez-Mejorada, Velasco y Valencia, S.C., U.S. counsel and Mexican counsel to the Company, respectively, in the form set forth in Exhibits C-1 and C-2 attached hereto. You shall also have received from Simpson Thacher & Bartlett and Mijares Angoitia Cortes y Fuentes S.C. on the Commencement Date and the Settlement Date, such opinions addressed to you with respect to matters as you may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass on such matters;

     (b) Certificates, dated the Commencement Date and the Settlement Date, signed by (i) an authorized officer duly appointed by the Board of Directors of the Company and (ii) the principal financial or accounting officer of the Company, confirming as of the Commencement Date, any Amendment Date and the Settlement Date, as applicable, that (A) all of the representations and warranties of the Company, as the case may be, contained in this Agreement are true and correct with the same force and effect as if made on and as of such date, (B) the Company has complied with all of the agreements contained in this Agreement and required to be performed or complied with by it at or prior to such date pursuant to the provisions of this Agreement, and the Offer Material, and (C) since the date of the most recent financial statements included in the Prospectus (exclusive of any amendment or supplement thereto), there has been no change, or any development that is reasonably likely to result in a prospective change, that has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or prospects of the Company or its subsidiaries, taken as a whole, except as accurately described in the Prospectus (exclusive of any amendment or supplement thereto); and

     (c) (i) a comfort letter addressed to you and dated the Commencement Date in the form attached hereto as Exhibit D and (ii) a bring-down comfort letter dated the Settlement Date or any Amendment Date, from the Company Auditors in form and substance satisfactory to the Dealer Manager.

     10. Covenants. The Company covenants and agrees:

     (a) to advise you promptly of (i) the occurrence of any event that could cause the Company to withdraw or terminate the Offers or would permit the Company to exercise any right not to exchange or purchase the Existing Notes tendered pursuant to the Offers and Solicitations, (ii) any proposal or requirement to amend or supplement any Offer Material; (iii) the issuance of any stop order, restraining order, injunction or denial of an application for approval or any other action by the Commission or any Other Agency concerning the Offers

(and, if in writing, to furnish you a copy thereof) and (iv) after it receives notice thereof (until consummation of the Offers) of any litigation or administrative action with respect to the Offers;

     (b) to provide to you promptly any other information relating to the Offers that you may from time to time reasonably request, and to advise you promptly if any information previously provided becomes inaccurate in any material respect or is required to be updated;

     (c) that, (i) if any event occurs or condition exists as a result of which the Offer Material would at any time include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Offer Material is delivered to a holder of Existing Notes, not misleading, or (ii) if, in the reasonable opinion of the Dealer Manager or the Company, it is necessary at any time to amend or supplement the Offer Material to comply with applicable law, the Company shall, in the case of clause (i) above, promptly notify the Dealer Manager, in the case of clauses (i) and (ii) above, prepare an amendment or supplement to the Offer Material that will correct such statement or omission or effect such compliance, and supply such amended or supplemented Offer Material to the Dealer Manager;

     (d) to pay promptly (i) the full cash payment, as specified in the Prospectus for the Existing Notes for which the Company makes the Cash Tender Offers, and (ii) the full cash payment for Consents for which it will be required to pay pursuant to the Solicitations, in each case in accordance with the terms and conditions set forth in the Offer Material;

     (e) unless otherwise specified, to pay by wire transfer on the Settlement Date all fees and expenses of the Dealer Manager pursuant to Sections 5 and 6 of this Agreement including, but not limited to, all fees and expenses of counsel to the Dealer Manager;

     (f) to cooperate with the Dealer Manager and use its best efforts to permit the New Notes to be eligible for clearance and settlement through DTC;

     (g) not take, directly or indirectly, any action that is designed to cause or result, or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale of the New Notes or the tender of Existing Notes in the Exchange Offer;

     (h) to deliver to the Dealer Manager and its counsel such further information, certificates and documents as they may reasonably request related to the Offers or otherwise related to the matters contemplated hereby;

     (i) upon the receipt of the Requisite Consents, the Company will execute and deliver the Supplemental Indentures;

     (j) to make arrangements, on or prior to the Commencement Date, to the extent applicable, with The Bank of New York or any other "qualified" securities depository to allow for the book-entry movement of the tendered Existing Notes between depository participants and the Depositary;

     (k) to use its best efforts to have the New Notes approved for listing on the Luxembourg Stock Exchange, on or prior to the Settlement Date;

     (l) to use its best efforts to obtain (i) listing approval for the New Notes, subject only to notice of issuance, from the New York Stock Exchange or other Nationally Recognized Securities Exchange and/or (ii) final and unconditional "blue sky" clearance to consummate the Offers to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam, in each case, on or prior to the Settlement Date;

     (m) not to consummate the Offers absent either (i) the unconditional listing of the New Notes on the New York Stock Exchange or other "nationally recognized securities exchange" as such term is defined in Section 18 of the Securities Act of 1933, as amended and Rule 146 promulgated thereunder, and/or
(ii) final and unconditional "blue sky" clearance to consummate the Offers to all existing noteholders in each of the 50 United States, Puerto Rico, the District of Columbia and Guam;

     (n) to use its best efforts to have the form of Global Notes (as defined in the New Notes Indenture) approved by DTC on or prior to the Settlement Date;

     (o) to use its best efforts to have each of (i) DTC, (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System and (iii) Clearstream Luxembourg indicate the eligibility of the New Notes for deposit on or prior to the Settlement Date; and

     (p) to prepare and, if required, file with the Commission or Other Agency, any and all necessary amendments or supplements to the Offer Material and will promptly furnish to you as many complete and correct copies as you may reasonably request of each such amendment and supplement.

     11. Indemnification and Contribution; Settlement of Litigation; Release.
(a) The Company hereby agrees to indemnify, defend and hold harmless you and your affiliates and your and their respective officers, directors, employees and agents, and each other person, if any, controlling you or any of your affiliates (you and each such affiliate, officer, director, employee, agent and other person being an "Indemnified Person"), from and against any losses, claims, damages, liabilities and expenses whatsoever (each a "Loss" and collectively the "Losses"), and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any Loss, action, claim, suit, investigation or proceeding (whether or not pending or threatened and whether or not any Indemnified Person is a party), in each case related to, arising out of or in connection with (i) any untrue statement or alleged untrue statement of a material fact in the Offer Material or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the exchange and tender of Existing Notes pursuant to the Exchange Offers and Cash Tender Offers and the payment for Consents pursuant to the Solicitations,
(iii) the execution, delivery and performance of the New Notes Indentures and the Supplemental Indentures, (iv) any breach by the Company of any representation or warranty or failure to comply with any of the agreements contained herein, (v) any advice or services rendered or to be rendered by an Indemnified Person pursuant to or in connection with this Agreement, (vi) any withdrawal or termination by the Company of, or failure by the Company to commence or consummate, the Offers or (vii) any other action or failure to act in connection with the Offers by the Company or its directors, officers, agents or employees or any Indemnified Person at the request or with the consent of the Company. The Company shall not, however, be required so to indemnify any Indemnified Person for any Losses (or expenses relating thereto) to the extent that such Losses (or expenses relating thereto) are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person. The Company also acknowledges and agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities or any commercial bank, trust company or other nominee and that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person for any losses, claims, damages, liabilities or expenses arising from or in connection with any act or omission in performing your obligations hereunder or otherwise in connection with the Offers, the exchange or tender of Notes pursuant to the Exchange Offers and the Cash Tender Offers and the payment for Consents pursuant to the Solicitations, the execution, delivery and performance of the New Notes Indentures and the Supplemental New Notes Indentures or any other action contemplated in the Offer Material with respect to the Offers, except to the extent that any such losses, claims, damages, liabilities or expenses are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

     (b) If a claim is made against any Indemnified Person as to which such Indemnified Person may seek indemnity under this Section 11, such Indemnified Person shall notify the Company promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Company promptly of any action commenced against such Indemnified Person promptly after such Indemnified Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify the Company shall not, however, relieve the Company from any liability which it may have on account of the indemnity under this Section 11 if it has not been prejudiced in any material respect by such failure. The Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Person and representation of either party by the same counsel, in the reasonable judgment of counsel to the Dealer Manager, would be inappropriate because of actual or potential conflicting interests between them. It is understood that the Company shall not, in connection with any litigation or proceeding or related litigation or proceeding in the same jurisdiction, be liable under clause (ii) of the preceding sentence for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons that do not have actual or potential conflicting interests as among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Dealer Manager.

     (c) The Company shall not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding and (ii) does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of, an Indemnified Person. No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without the prior written consent of the Company, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

     (d) If the indemnification provided for in the foregoing paragraphs of this
Section 11 is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person or insufficient in respect of any Losses referred to therein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and to the Dealer Manager, on the other hand, of the Offers or (ii) if the allocation provided by the preceding clause (i) is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Company, on the one hand, and of the Dealer Manager, on the other hand, in connection with any matter that has resulted in such Losses, as well as any other relevant equitable considerations; provided, however, in no event shall the Dealer Manager's aggregate portion of the amount paid or payable exceed the aggregate amount of fees actually received by the Dealer Manager under this Agreement. For the purposes of this Section 11, the relative benefits to the Company, on the one hand, and to the Dealer Manager, on the other hand, of the Offers shall be deemed to be in the same proportion as the aggregate principal amount of the Existing Notes in respect of which the Offers are made, whether or not the Offers are consummated, bears to the aggregate fees paid or to be paid to the Dealer Manager under this Agreement. The relative fault of the Company, on the one hand, and of the Dealer Manager, on the other hand, (x) in the case of any untrue statement of a material fact or omission or alleged omission to state a material fact, shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (y) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or its affiliates or by the Dealer Manager, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission.

     (e) The Company and the Dealer Manager agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the Losses referred to in this Section 11 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Agreement, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (f) The remedies provided for in this Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

     (g) The reimbursement, indemnity and contribution obligations of the Company provided for in this Agreement shall be in addition to any liability which the Company may otherwise have and shall be binding upon and shall enure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Dealer Manager and any other Indemnified Persons.

     (h) The Company acknowledges that no information has been furnished by or on behalf of the Dealer Manager for inclusion in the Offer Material (or in any amendment or supplement thereto).

     12. Confidentiality. Any advice or opinions provided by you will not be disclosed or referred to publicly to any third party (other than to attorneys and accountants of the Company who agree to keep such advice or opinions confidential) except in accordance with your prior written consent or as may be required by applicable laws. The Company agrees that any reference to you in the Offer Material, or in any other release or communication relating to the Offers, is subject to your prior written approval.

     13. Trading Activities. The Company acknowledges that you are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of your trading and brokerage activities, any of you or your affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for your or its own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in the Offers.

     14. Termination. This Agreement may be terminated upon the earlier of (a) the expiration, withdrawal or termination of the Offers, (b) the date of the Dealer Manager's withdrawal pursuant to Section 4 of this Agreement or (c) the time and date at which this Agreement is terminated by the mutual consent of the parties hereto. Notwithstanding the termination of the Agreement pursuant to this Section 14, the right to compensation and reimbursement pursuant to the provisions of Sections 4, 5 and 6 of this Agreement, accrued prior to the date of such termination, and the indemnity and the other provisions set forth in Sections 11, 12, 20, 21 and 27 hereof will remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination, expiration or consummation of, the Offers or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person, (iii) any withdrawal by you pursuant to Section 4 or otherwise and (iv) the completion of your services hereunder.

     15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the agreements contained herein is not affected in any manner adverse to any party.

     16. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall enure to the benefit of and be binding upon the Company, you and the other Indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

     19. Consent to Jurisdiction. The Company agrees that any suit, action or proceeding against the Company brought by the Dealer Manager, its directors, officers, employees and agents, or by any person who controls a Dealer Manager, arising out of or based upon this Agreement or any of the transactions contemplated hereby or in the Offer Material may be instituted in any federal or state court in The City of New York, New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company has appointed CT Corporation System as its authorized agent (the "Authorized Agent") upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any federal or state court in The City of New York, New York, by the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager, or by any person who controls the Dealer Manager, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Dealer Manager, the directors, officers, employees and agents of the Dealer Manager, or by any person who controls the Dealer Manager, in any court of competent jurisdiction in Mexico.

     20. Currency. Each reference in this Agreement to U.S. dollars (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency

(after any premium and costs of exchange) on any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

     21. Waiver of Immunity. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives to the fullest extent permitted by applicable law and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

     22. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended except in writing signed by each party to be bound thereby.

     23. Taxes. The Company agrees that all amounts payable or reimbursable pursuant to this Agreement shall be paid in New York City in U.S. dollars and free and clear of, and without any deduction or withholding for on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied by any jurisdiction from or through which payment is made by on or on behalf of the Company, including without limitation, the United Mexican States, unless such deduction or withholding is required by applicable law, in which event the Company will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding.

     24. Third Party Beneficiaries. Except as provided in Section 12 hereof, this Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, right of reimbursement, claim of action or other right.

     25. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy, as follows:

     (a) If to you:

         Morgan Stanley & Co. Incorporated
         1585 Broadway

         New York, New York  10036
         Telecopy:  (212) 761-0366
         Attention:  Legal Department

         with a copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York  10017
         Telecopy:  (212) 455-2502
         Attention: David L. Williams, Esq.

     (b) If to the Company:

         Alestra, S. de R. L. de C.V.
         Avenida Lazaro Cardenas No. 2321
         Col. Residencial San Agustin
         Garza Garcia, N.L. 66260 Mexico
         Telecopy:  (52-81) 8625-22-66
         Attention:  Chief Financial Officer
         with a copy to:  Legal Department

         With a copy to:

         Milbank, Tweed, Hadley & McCloy LLP
         1 Chase Manhattan Plaza
         New York, NY  10005
         Telecopy:  (212) 530-2319
         Attention:  Marcelo A. Mottesi, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, and (z) if by telecopy, on the next day following the day on which such telecopy was sent, provided that a copy is also sent by certified or registered mail.

     26. Subheadings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     27. WAIVER OF JURY TRIAL. YOU, ON THE ONE HAND, AND THE COMPANY, ON THE OTHER HAND, WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING WITH RESPECT TO YOUR ENGAGEMENT AS DEALER MANAGER OR YOUR ROLE IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                     [Rest of Page Intentionally Left Blank]

     Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

                                  Very truly yours,

                                  ALESTRA, S. DE R.L. DE C.V.


                                  By:
                                       ----------------------
                                  Name:
                                  Title:

Accepted and agreed as of
the date first above written:

MORGAN STANLEY & CO. INCORPORATED


By:
     ----------------------------
Name:
Title:

                                                                      Exhibit A

                                   Prospectus

                                                                    Exhibit B-1

                     Exchange Offers Letter of Transmittal

                                                                    Exhibit B-2

                    Cash Tender Offers Letter of Transmittal

                                                                     Exhibit C-1

                         Form of Opinion of U.S. Counsel
                         -------------------------------

     (a) The Agreement has been duly and validly executed and delivered by the Company enforceable against the Company in accordance with its terms except (1) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws relating to or affecting creditors' rights generally; (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law; (3) that the enforceability of provisions exculpating or exempting a party from its own actions or inaction, to the extent the action or inaction involves gross negligence or willful misconduct, may be limited by the discretion of the court before which any proceeding may be brought; (4) that such counsel expresses no opinion relating to any waiver of objection to venue contained therein and (5) as rights to indemnity and contribution may be limited by applicable laws or principles of public policy./1/

     (b) The New Notes Indentures and, assuming that consents to the Proposed Amendments have been validly received from holders of a majority in aggregate principal amount of each series of Existing Notes (other than affiliates of the Company), the Supplemental Indentures have been duly and validly executed and delivered by the Company and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except
(1) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws relating to or affecting creditors' rights generally; (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law; (3) that the enforceability of provisions exculpating or exempting a party from its own actions or inaction, to the extent the action or inaction involves gross negligence or willful misconduct, may be limited by the discretion of the court before which any proceeding may be brought; and (4) that such counsel expresses no opinion relating to any waiver of objection to venue contained therein./2/

     (c) The New Notes have been duly executed by the Company and, when authenticated by the Trustees in accordance with the provisions of the relevant New Notes Indenture and delivered in accordance with the terms of the Prospectus, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (1) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights

---------------------------
1        As of the Commencement Date only.

2        As of the Settlement Date only.


                                     C-1-1
generally; and (2) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing; (iii) possible judicial action giving effect to foreign governmental actions or foreign law and (iv) that the enforceability of provisions exculpating or exempting a party from its own action or inaction, to the extent such action or inaction involves gross negligence or willful misconduct, may be limited by the discretion of the court before which any proceeding therefor may be brought, and will be entitled to the benefits of the relevant Indenture./3/

     (d) The New Notes and the New Notes Indentures conform in all material respects to the descriptions thereof contained in the Prospectus under the caption "Description of the New Notes"./4/

     (e) Each of the New Notes Indentures and the Supplemental Indentures has been duly qualified under the TIA./5/

     (f) The Supplemental Indentures conform in all material respects to the descriptions thereof contained in the Prospectus under the caption "The Proposed Amendments"./6/

     (g) The Registration Statement and the Prospectus (except for the financial statements and other financial information, as to which such counsel expresses no opinion) comply as to form in all material respects with the Securities Act and the rules and regulations promulgated by the Commission thereunder./7/

     (h) The commencement and consummation by the Company of the Offers and the other transactions by the Company contemplated in the Agreement will not (1) require any consent, approval, authorization or other order of, or qualification with, any U.S. federal or New York state court or governmental body or agency (except as have been obtained under the Securities Act and the TIA, and as may be required under the securities or Blue Sky laws of the various states), (2) conflict with or constitute a breach of any of the terms or provisions of, or a default under, any indenture, mortgage, lease or other agreement or instrument governed by the laws of the State of New York and listed on Schedule 1 attached hereto to which the Company or its subsidiary is a party or by which the Company or its subsidiary or their respective property is bound, or (3) violate or conflict with any applicable U.S. federal or New York State law or any rule, regulation, judgment, order or decree of any U.S. federal or New York state court or

---------------------------
3        As of the Settlement Date only.

4        As of the Settlement Date only.

5        As of the Commencement Date only.

6        As of the Settlement Date only.

7        As of the Commencement Date and Settlement Date.

                                     C-1-2
governmental body or agency having jurisdiction over the Company, its subsidiary, or their respective property of which such counsel has knowledge./8/

     (i) The Company is not, nor will be as a result of the consummation of the Offers, an investment company required to be registered under the Investment Company Act of 1940./9/

     (j) The Registration Statement has become effective under the Securities Act and, to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or is pending.

     (k) The statements in the Prospectus under the heading "Certain U.S. Federal Income Tax Considerations," insofar as such statements represent statements of U.S. federal income tax law, fairly present and summarize in all material respects, the matters referred to therein./10/

     (l) Assuming (1) due authorization of the Agreement by the Company; (2) the due authorization, execution and delivery of the Agreement by the Dealer Manager; and (3) the validity of such action under Mexican law, the Company has validly and irrevocably submitted to the personal jurisdiction of any United States federal or New York State court located in the Borough of Manhattan, the City of New York, in any action arising out of or relating to the Agreement, the New Notes, the New Notes Indentures, the Existing Notes or the Supplemental Indentures./11/

     In addition, such counsel shall state that based upon such counsel's participation in the preparation of the Registration Statement and the Prospectus and such counsel's review and discussions of the contents thereof, but without independent check or verification of the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus (except as stated in paragraphs (d) and (k) above), such counsel has no reason to believe that (except for the financial statements, related notes and other financial information contained therein, as to which such counsel expresses no belief) the Registration Statement and the Prospectus therein included, at the time the Registration Statement became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that (except for the financial statements, related notes and other financial information contained therein, as to which such counsel expresses no belief) the Prospectus, as of its date and as of the date hereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading./12/

---------------------------
8        As of the Commencement Date and Settlement Date.

9        As of the Commencement Date and Settlement Date.

10       As of the Commencement Date and Settlement Date.

11       As of the Commencement Date and Settlement Date.

12       As of the Commencement Date and Settlement Date.

                                      C-1-3

                                                                    Exhibit C-2



                       Form of Opinion of Mexican Counsel

     (a) Each of the Company and its subsidiary is a corporation duly organized, validly existing under the laws of its jurisdiction of incorporation. Except as otherwise described in the Prospectus, each of the Company and its subsidiary has full power and authority (corporate or other) to own, lease and operate its properties and conduct its business as presently conducted as described in the Registration Statement and is duly registered as required by law in the Public Registry of Commerce of Mexico City, Mexico.

     (b) The Company has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The Company has all necessary corporate power and authority to perform its obligations under the Offers, to consummate the Offers in accordance with their terms, and to execute and deliver the New Notes, the New Notes Indentures and the Supplemental Indentures.

     (c) The Offers, the execution, delivery and performance of the Agreement, the New Notes, the New Notes Indentures and the Supplemental Indentures, and all other actions by the Company contemplated in the Registration Statement and the Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and no other corporate proceedings by the Company are necessary to authorize any such actions.

     (d) The authorized, issued and outstanding equity interests of the Company conform in all material respects to the descriptions thereof set forth in the Prospectus. All of the outstanding equity interests have been duly authorized and validly issued and are fully paid and nonassessable. Except for one share owned each by Onexa, S.A. de C.V. and AT&T Telecom Mexico Inc., all outstanding shares of capital stock of the Company's subsidiary are directly owned by the Company free and clear of any security interest and, to the knowledge of such counsel, after due inquiry, any other security interests, claims, liens or encumbrances.

     (e) No partner of the Company or any other person has any preemptive rights, right of first refusal or other right to subscribe for or purchase securities of the Company arising by operation of the escritura constitutiva ("charter") or estatutos sociales, as amended ("by-laws", and together with the charter, the "by-laws") of the Company, except as provided for in the General Corporations Law of Mexico and reflected in the by-laws of the Company.

     (f) When (i) the Registration Statement has been declared effective, (ii) the New Indentures and the Supplemental Indentures have been duly qualified under the Trust Indenture Act of 1939, (iii) the New Notes and the New Indentures have been duly executed by the Company, (iv) the New Notes have been duly authenticated by the Trustee in accordance with the provisions of the New Indentures and issued and delivered against exchange of the Existing Notes in accordance with the terms set forth in the prospectus included as part of the Registration Statement, (v) the consents to the Proposed Amendments have been validly received from holders of a majority in aggregate principal amount of each series of Existing Notes (other than affiliates of the Company) and the Supplemental Indentures have been duly executed by the

                                      C-2-1

Company, and (vi) the Company closes on the Offers, and assuming the New Notes are legal, valid and binding obligations enforceable in accordance with their terms under the laws of the United States, the New Notes will be legal, valid and binding obligations of the Company, enforceable under Mexican law in accordance with their terms except as the enforceability thereof may (x) be limited by tax (including social security and housing fund taxes), labor, bankruptcy, insolvency, reorganization, moratorium, concurso mercantil, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally and (y) is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (b) concepts of materiality, reasonableness, good faith and fair dealing, (c) possible judicial action giving effect to foreign governmental actions or foreign laws. (d) that the enforceability of provisions exculpating or exempting a party from its own actions or inaction, to the extent the action or inaction involves gross negligence or willful misconduct, may be limited by the discretion of the court before which any proceeding may be brought, and (e) that such counsel express no opinion relating to any waiver or objection to venue contained therein.1

     (g) The New Notes constitute direct, unsecured and unconditional obligations of the Company and rank at least pari passu, in priority of payment with all other present and future unsecured obligations of the Company from time to time outstanding, without any preference among themselves.2

     (h) The Supplemental Indentures have been duly and validly executed and delivered by the Company and, assuming the consents to the Proposed Amendments have been validly received from holders of a majority in aggregate principal amount of each series of Existing Notes (other than affiliates of the Company) and all the conditions provided for in the Offers are met and the Company closes on the Offers, and assuming the Supplemental Indentures are legal, valid and binding obligations enforceable in accordance with their terms under the laws of the United States, the Supplemental Indentures will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms under Mexican law, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, labor, tax (including social security and housing fund taxes) or similar laws relating to or affecting creditors' rights generally and as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law 3

---------------
1 In the case of an opinion to be delivered on the Settlement Date only.

2 In the case of an opinion to be delivered on the Settlement Date only.

3 In the case of an opinion to be delivered on the Settlement Date only.


                                      C-2-2

     (i) Except as otherwise described in the Prospectus , to knowledge of such counsel, neither the Company nor its subsidiary is in any violation of its charter or by-laws or any material law, administrative regulation or administrative or court decree or other material resolution in Mexico applicable to the Company or any subsidiary or is in Default in the performance or observance or any material obligation, agreement, covenant or condition contained in any Existing Instrument, as such term is defined in the Agreement.

     (j) Except as otherwise described in the Prospectus, payments by the Company with respect to the Offers, the New Notes, the New Notes Indentures and the Supplemental Indentures are not subject to any withholding or deduction for or on account of any present taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or any political subdivision or authority thereof or therein having power to tax.

     (k) The Offers and the Solicitations, and all other actions by the Company contemplated in the Prospectus, and the execution, delivery and performance of, and the consummation by the Company of the transactions contemplated in the Agreement, [or any of the New Notes, the New Notes Indentures or the Supplemental Indentures,]4 do not and will not (i) conflict with or violate the by-laws or other organizational documents of the Company or its subsidiary, (ii) conflict with or violate any applicable Mexican law, rule, regulation, order, judgment or decree of any court or governmental body or agency having jurisdiction over the Company or its subsidiary or their respective property of which such counsel has kwowledge, or (iii) to the best of such counsel's knowledge, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or assets of the Company or its subsidiary pursuant to, any material loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Company or its subsidiary or affiliates is a party or by which any of them or their properties or assets is bound.

     (l) No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency in Mexico, is required for the execution, delivery and performance of this Agreement or the Offers, or any of the New Notes, the New Notes Indentures or the Supplemental Indentures, as described in the Prospectus, except for the authorization of the Comision Nacional Bancaria y de Valores for the registration of the Notes with the Seccion Especial of the Registro Nacional de Valores maintained by the Comision Nacional Bancaria y de Valores for the Exchange Offers outside of Mexico, which has been duly obtained and is in full force and effect [Note: the CNBV authorization may be applied for only as of the Commencement Date and will be obtained as of the Settlement Date].

     (m) To ensure the legality, validity, enforceability or admissibility into evidence in Mexico of the Registration Statement, the Agreement, the New Notes, the New Notes

----------------

4 In the case of an opinion to be delivered on the Settlement Date only.


                                      C-2-3

Indentures or the Supplemental Indentures, it is not necessary that any such document be submitted to, filed or recorded with any court or other authority in Mexico or that any tax, imposition or charge be paid in Mexico on or with respect to any such document.

     (n) The Company possesses such valid and current certificates, authorizations, concessions or permits (including without limitation, the long distance, local and wireless concessions) issued by the appropriate regulatory agencies or bodies necessary to conduct their respective businesses, and, except as disclosed in the Prospectus, the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, concession or permit which, singly or in the aggregate, if the subject of a final unfavorable decision, ruling or finding, could result in a Material Adverse Change.

     (o) To the knowledge of such counsel, after reasonable inquiry, no stop order, restraining order, injunction or denial of an application for approval has been notified to the Company, and there are no legal or governmental investigations, litigation or proceedings pending or threatened, to which the Company or its subsidiary is a party or subject or to which any of the properties of the Company or its subsidiary is subject, other than proceedings described in the Prospectus and proceedings that, if adversely determined by final judgment, would not have a material adverse effect on the Company and its subsidiary, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, or on the power or ability of the Company to consummate the Offers.

     (p) The statements in the Prospectus under the headings "Service of Process and Enforcement of Civil Liabilities", "Risk Factors -- Factors relating to the Mexican regulatory environment: Restrictions on foreign ownership may impair our ability to raise equity capital and limit our growth and Our telecommunications public network concession and wireless concessions are subject to revocation in the event of our bankruptcy and several other circumstances", "Risk Factors -- Factors relating to the New Notes: Payment of judgments against us on the existing notes or new notes would be in Pesos, If we were declared subject to reorganization under Mexican law, you may find it difficult to collect payment on the new notes and Mexican law and regulations may impair your ability to enforce in Mexico certain rights in connection with the existing notes and the new notes", "Description of Alestra's Business -- Legal Proceedings", "The Mexican Law of Commercial Reorganizations", "Supervision and Regulation of the Mexican Telecommunications Industry" "Risk Factors - Factors relating to the offers and the consent solicitations: Mexican reorganization laws may not be as favorable to you as U.S. insolvency and bankruptcy laws", "Risk Factors- Factors relating to Alestra. We may be subject to dissolution at the request of third parties which could result in our liquidation" and "Material Mexican Federal Tax Considerations," insofar as such statements constitute statements or summaries of matters of Mexican law provide a fair and accurate summary of such current law in all material respects.

     (q) The choice of law provisions contained in the New Notes, the New Notes Indentures, the Supplemental Indentures and this Agreement will be recognized by the courts of Mexico, provided, however, that in any proceedings in Mexico for the enforcement of any one or all of the Documents, a Mexican court would apply Mexican procedural law in such proceedings.


                                      C-2-4

     (r) Company has the legal capacity to sue and be sued in its own name under the laws of Mexico, the Company has the power to submit, and has irrevocably submitted, to the jurisdiction of any U.S. Federal or state court located in the State of New York, County of New York and has validly and irrevocably appointed CT Corporation Systems as its authorized agent (apoderado) under the laws of Mexico, for the purpose described in Section 19 of the Agreement, in the Existing Notes Indentures, the New Notes, and the New Notes Indentures; the irrevocable submission of the Company to the jurisdiction of the New York courts and the waivers by the Company of any immunity and any objection to the venue of the proceeding in a New York court in the Agreement, the Existing Notes Indentures, the New Notes, and the New Notes Indentures are legal, valid and binding under the laws of Mexico, and personal service of process will be effective to confer valid personal jurisdiction over the Company under the laws of Mexico.

     (s) The courts in Mexico will recognize as valid and final, and will enforce, any final and conclusive judgment against the Company obtained in a New York court arising out of or in relation to the obligations of the Company under the Agreement, provided that:

     1. Such judgment is obtained in compliance with (i) all legal requirements of the jurisdiction of the court rendering such judgment, and (ii) all legal requirements of the Documents, as applicable;

     2. Such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action, and is final in the jurisdiction where obtained, non-appealable;

     3. Such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

     4. Service of process was made personally (not by mail or courier service) on the Company, on a duly appointed attorney in fact of the Company by a duly appointed court officer. A final judgment based on service of process not made personally would not be enforced by the courts of Mexico.

     5. The applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including, but not limited to, translation to Spanish requirements (which provides that the party initiating such proceeding must submit to the court a Spanish translation prepared by a court certified translator of any document referred to in any pleading involved in such proceeding, the defendant is entitled to question the accuracy of such translation and to present its own version and, further, that the court may rely on a third translation into Spanish of such documents prepared by a court appointed independent translator which translation would serve as the basis for the proceedings thereafter), the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification

                                      C-2-5
          of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

     6. The courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and,

     7. The action in respect of which such judgment is rendered is not the subject matter of a lawsuit or other preparatory proceedings to a law suit among the same parties, pending before a Mexican court;

   And provided, further, that:

     8. Provisions in the Documents granting discretionary authority to any party thereto, cannot be arbitrarily exercised against the Company and should be supported by the factual assumptions required for their reasonable exercise;

     9. Any obligation to pay interest on interest may be unenforceable under Mexican law;

     10. The New Notes may not constitute negotiable instruments under Mexican law and, therefore, if the holder of a New Note initiates an action against the Company before a Mexican court, such Mexican court may not grant executive action (accion ejecutiva) based on such document;

     11. In the event that proceedings are brought in Mexico seeking performance of the Company's obligations in Mexico, pursuant to
          Article 8 of the Mexican Monetary Law the Company may discharge its obligations by paying any sums due in currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by the Banco de Mexico and published in the Diario Oficial de la Federacion on the date when payment is made and, therefore, any currency indemnity provisions of the Documents may not be enforceable under the laws of Mexico.

     (t) The Dealer Manager will not be deemed resident, domiciled, carrying on business or subject to taxation in Mexico solely by reason of the execution, delivery, performance or enforcement of the Agreement by the Dealer Manager, assuming that such Dealer Manager is not a resident of Mexico, does not have a permanent establishment in Mexico or such Dealer Manager does not otherwise conduct other activities in Mexico which, together with the execution, delivery, performance or enforcement of the Agreement, would deem such Dealer Manager to have a permanent establishment in Mexico.

     (u) None of the holders of the New Notes will be deemed resident, domiciled, carrying on business or subject to taxation in Mexico solely by reason of the execution, delivery, performance or enforcement of the Agreement, assuming that such holder is not a resident of Mexico, does not have a permanent establishment in Mexico or such holder does not otherwise conduct other activities in Mexico which, together with the execution, delivery, performance or

                                      C-2-6
enforcement of the Agreement, would deem such holder to have a permanent establishment in Mexico.

     (v) The Company and its obligations under the Documents are subject to civil and commercial law and suit; neither the Company nor any of its properties or assets has any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), provided, however, that the transfer of the concessions of the Company and the transfer of equity interest issued by the Company is subject to the prior authorization of the Mexican government as per the terms of its concessions and the law.

     (w) There is no stamp, transfer or other tax, levy, impost, deduction or other charge imposed (whether by withholding or otherwise) by Mexico (including any political subdivision thereof), any Mexican governmental, administrative or judicial authority or agency on or by virtue of the carrying out by the Company of the Offers or the execution, delivery or performance by the Company of any of the Agreement, the New Notes, the New Notes Indentures or the Supplemental Indentures or the enforcement thereof against the Company.

     (x) Except as otherwise described in the Prospectus, upon the issuance of the New Notes, the Company may, by means of effecting the corresponding gross-up of the payment amount, make all payments on the New Notes to foreign holders without withholding or deduction for or on account of any present taxes or duties of whatever nature imposed or levied by or on behalf of Mexico or any political subdivision or authority thereof or therein having power to tax.

     In addition, such counsel shall state that they have participated in conferences with officers and other representatives of the Company, counsel employed by the Company, representatives of the independent public accountants for the Company, representatives of the Dealer Manager and counsel for the Dealer Manager, at which conferences the contents of the Registration Statement and Prospectus and related matters were discussed and, although such counsel are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus except as set forth in paragraph (p) above on the basis of the foregoing, such counsel has no reason to believe that either (i) the Registration Statement or any amendment thereto, at the time such Registration Statement or any such amendment became effective, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Prospectus or any amendment or supplement thereto, at the time the Prospectus was issued, at the time any such amended or supplemented Prospectus was issued or at the Settlement Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that such counsel need express no opinion with respect to the financial statements or other financial data contained in the Registration Statement or the Prospectus.

                                      C-2-7

                                    Exhibit D

                             Form of Comfort Letter